Exhibit 99.1

FOR IMMEDIATE RELEASE

RMS MEDICAL PRODUCTS RECEIVES ANOTHER FAVORABLE COURT RULING

CHESTER, NY – September 3, 2019 - Repro Med Systems, Inc. dba RMS Medical Products (OTCQX: REPR) (“RMS Medical” or “the Company”) today announced that on August 30, 2019 the United States District Court for the Southern District of New York (Case No. 1:18-cv-05880-LGS) issued a decision granting RMS Medical’s motion for summary judgement of non-infringement against EMED Technologies (“EMED”) U.S. Patent 9,808,576 (“‘576 Patent”) and dismissed the case with prejudice.

On November 7, 2017, EMED filed this case in the United States District Court for the Eastern District of Texas claiming patent infringement of the ‘576 Patent by the Company’s needle sets and seeking unspecified monetary damages. The case was later transferred to the United States District Court for the Southern District of New York and is one of several pending between RMS Medical and EMED.

“We are very pleased with the decision of U.S. District Court for the Southern District of New York, which confirms our belief that EMED’s infringement claim was without merit,” said Don Pettigrew, President and CEO of RMS Medical. “This ruling is the second consecutive favorable judgement that we have received regarding our ongoing litigation with EMED.”

On June 28, 2019, the United States District Judge for the Eastern District of Texas dismissed with prejudice EMED’s case on an earlier issued patent against RMS Medical and awarded court costs to RMS Medical. Subsequent to the Texas ruling, RMS Medical authorized its legal counsel to pursue recovery of legal fees from EMED associated with the Texas case.

About RMS Medical Products

RMS Medical develops, manufactures and commercializes innovative and easy-to-use specialty infusion solutions that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, RMS Precision Flow Rate Tubing™ and RMS HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information about RMS Medical, please visit https://www.rmsmedicalproducts.com.

Forward-Looking Statements

The statements contained herein include prospects, statements of future expectations and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management's current views and assumptions and involve known and unknown risks and uncertainties, identified by words such as “belief”. Actual results, performance or events may differ materially from those expressed or implied in such forward-looking statements. Factors that may cause actual results to differ materially from current expectations and other risks are discussed in RMS Medical’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC and RMS Medical’s website. RMS Medical undertakes no obligation to update any forward-looking statements.

Contacts:

The Equity Group Inc.
Devin Sullivan	Kalle Ahl, CFA
Senior Vice President	Vice President
212-836-9608	212-836-9614
mailto: dsullivan@equityny.com	kahl@equityny.com